Exhibit 10.43

AMENDMENT TO

THE WILLIAMS-SONOMA, INC. 401(K) PLAN

WHEREAS, Williams-Sonoma, Inc. (the “Company”) sponsors the Williams-Sonoma, Inc. 401(k) Plan (the “Plan”), which is intended to qualify under sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related Trust Agreement, which is tax-exempt under Section 501(c) of the Code;

WHEREAS, in Section 11.1 of the Plan, the Company reserves the right to amend the Plan, at any time by an instrument in writing that is duly executed by an authorized representative of the Company;

WHEREAS, the Compensation Committee has been vested with the authority to amend the Plan with respect to all matters other than the termination of the Plan and the availability of employer securities for investment in the Plan, by resolution of the Board of Directors of the Company dated May 28, 2003;

WHEREAS, the Company wishes to attract and retain the services of highly qualified individuals to serve in positions with responsibility for the administration and operation of the Plan, including but not limited to employees who serve as members of the Williams-Sonoma, Inc. 401(k) Plan Administrative Committee (“Administrative Committee”);

WHEREAS, in furtherance of this, the Company wishes to provide reasonable indemnification rights to protect members of the Administrative Committee and other employees whose positions of employment with the Company require them to exercise responsibility for the Plan;

WHEREAS, the Company wishes to clarify the ineligibility of associates who have their worksites in Puerto Rico to participate in the Plan;

WHEREAS, some associates of the Company and its subsidiaries move from one employment status to another (such as from full-time to part-time status or from part-time to full-time status), and the Company wishes to clarify the Plan’s eligibility provisions as they relate to such associates; and

WHEREAS, the Company has determined that it is desirable to have eligibility for matching contributions begin in the quarter following one year of service and to allocate matching contributions semi-annually.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended to read as follows, effective as of the date indicated in each amendment.

I.

Section 2.1 and 2.2 of the Plan are amended to read as follows:

“2.1    Eligibility.

An Associate who meets the eligibility requirements in this Article II is an Eligible Associate. If the Eligible Associate elects to make Pre-tax Contributions pursuant to Section 3.1, the Eligible Associate will become a Participant.

(a)	Full-Time Regular Associates. Each Full-Time Regular Associate shall be eligible to participate in the Plan as soon as administratively practicable (e.g., 30 days) after the later of:

(i)	Such Associate’s Start Date, and

(ii)	Such Associate’s 21st birthday.

(b)

Part-Time Associates and Casual Associates. Effective as of May 1, 1997, each Part-Time Associate and Casual Associate shall be eligible to participate in the Plan as soon as administratively practicable (e.g., 30 days) after the later of:

(i)

The first date on which the Associate completes 1,000 Hours of Service within one Eligibility Computation Period, without regard to whether the applicable Eligibility Computation Period has ended and without regard to the Associate’s age at the time, and

(ii)	Such Associate’s 21st birthday.

For purposes of the 1,000 Hours of Service requirement, all Hours of Service completed as an Associate with the Company’s Controlled Group are counted, including Hours of Service earned as a Temporary Associate and Hours of Service for which the Associate is paid but does not actually perform services such as vacation time or paid Leaves of Absence. An Associate who becomes an Eligible Associate based on employment as a Full-Time Regular Associate, and who is then reclassified as a Part-Time or Casual Associate, shall continue to be treated as an Eligible Associate while so classified (without regard to whether the Associate has satisfied the 1,000 Hours of Service requirement. For purposes of the preceding sentence, the special rule in subsection (f) below shall apply.

(c)

Temporary Associates. A Temporary Associate is not eligible to become an Eligible Associate, except as provided in the next sentence. An Eligible Associate (e.g., a Full-Time Regular Associate, Part-Time Associate or Casual Associate who meets the requirements of this Section 2.1) who is reclassified as a Temporary Associate shall continue to be treated as an Eligible Associate while so classified. For purposes of the preceding sentence, the special rule in subsection (f) below shall apply.

(d)

Pre-May 1, 1997 Rule. This subsection (b) governs eligibility in the Plan before May 1, 1997. Notwithstanding the preceding provisions of this Section 3.1, before May 1, 1997, each Full-Time Regular Associate, Part-Time Associate and Casual Associate shall be eligible to participate in the Plan on the January 1 or July 1 next following the later of:

(i)	The date on which such Associate completes 1,000 Hours of Service, provided that he or she completes the 1,000 Hours of Service within one Eligibility Computation Period, and

(ii)	Such Associate’s 21st birthday,

even if such date occurs before the end of the applicable Eligibility Computation Period.

(e)	Excluded Classifications. Notwithstanding the preceding provisions of this Section 2.1, no Associate shall be an Eligible Associate or Participant hereunder while such Associate is:

(i)	Neither a citizen nor a resident of the United States, and derives no earned income from the Employer that would constitute income from sources within the United States;

(ii)

A member of a collective bargaining unit covered by a collective bargaining agreement with respect to which retirement benefits were the subject of good-faith bargaining between the employee representatives and the Employer and that does not specifically provide for coverage of such Associate under this Plan;

(iii)	Not a common law employee of an Employer;

(iv)	Any individual classified by an Employer as an independent contractor;

(v)

Any individual classified by an Employer as a leased employee within the meaning of Code § 414(n) unless: (A) the leasing organization is an Employer, (B) the recipient organization is a member of the Company’s Controlled Group, and (C) the individual is otherwise eligible;

(vi)	An Associate who is eligible to participate in one or more employee benefit plans of a third party with whom an Employer has contracted for the provision of the Associates’ services; or

(vii)

Effective for payroll periods with respect to which payment of Eligible Pay would be made after April 21, 2008, an Associate whose worksite location (as specified by his or her Employer) is within the Commonwealth of Puerto Rico.

For purposes of this Section, it is expressly intended that individuals whom an Employer classifies as independent contractors (under subsection (f)(iv) above) and any other individuals classified as excluded associates under this Section cannot be Eligible Associates until the Plan Administrator affirmatively changes their classification. Therefore, an independent contractor or any other individual who is reclassified by a court, administrative agency, governmental unit, tribunal or other party as an Eligible Associate will nevertheless not be considered an Eligible Associate hereunder for periods before the Plan Administrator implements the reclassification decision, even if the decision applies retroactively.

(f)

Special Rule – Prior Status as an Eligible Associate. When an Associate’s eligibility subsequent to a reclassification or rehire depends on the Associate’s status as an Eligible Associate prior to the reclassification or rehire, the Associate will be treated as having been an Eligible Associate prior to the reclassification or rehire if the Associate had attained the applicable age and service milestones prior to such time. Accordingly, such an Associate’s status as an Eligible Associate after the reclassification or rehire shall not be affected by the Associate’s having been reclassified or Separated from Service before such Associate’s prior status as an Eligible Associate could be implemented “as soon as administratively practicable” in accordance with subsection (a) or (b) above.

2.2      Resumption After Separation from Service.

If an Associate has a Separation from Service, the following rules apply, and the Associate must notify the Company of his or her pre-separation service so that the Associate can be properly credited with all service to which he or she is entitled.

(a)	Full-Time Associate Who Has a Separation from Service. If a Full-Time Associate has a Separation from Service and later resumes employment, the rules in this subsection (a) apply.

(i)

Full-Time Associate After the Separation. If the individual is re-employed as a Full-Time Associate after the Separation from Service, the individual will become an Eligible Associate in accordance with the provisions of Section 2.1(a) (with the Full-Time Associate’s Start Date determined in accordance with the rule for rehires in Section 1.58(b)).

(ii)

Part-Time Associate or Casual Associate After the Separation from Service. If the individual is re-employed as a Part-Time Associate or Casual Associate after the Separation from Service, the following rules apply.

(A)

If the individual was an Eligible Associate before the Separation from Service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-tax Contributions as soon as administratively practicable (e.g., within

30 days), even if the individual has never satisfied the 1,000 hour requirement of Section 2.1(b).

(B)

If the individual was not an Eligible Associate before the Separation from Service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(b), including the 1,000 Hours of Service requirement therein. Hours of Service that were credited to the Associate prior to the Separation from Service shall be taken into account for purposes of applying such 1,000 Hours of Service requirement.

For purposes of (A) and (B) above, the special rule in Section 2.1(f) shall apply.

(iii)	Temporary Associate After the Separation from Service. If the individual is re-employed as a Temporary Associate after the Separation from Service, the following rules apply.

(A)

If the individual was an Eligible Associate before the Separation from Service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)	If the individual was not an Eligible Associate before the Separation from Service, the individual will not be eligible to become an Eligible Associate while a Temporary Employee.

For purposes of (A) and (B) above, the special rule in Section 2.1(f) shall apply.

(b)

Part-Time or Casual Associate Who Has a Separation from Service. If a Part-Time Associate or Casual Associate has a Separation from Service and later resumes employment, the rules in this subsection (b) apply.

(i)

Full-Time Associate After the Separation. If the individual is re-employed as a Full-Time Associate after the Separation from Service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(a).

(ii)

Part-Time or Casual Associate After the Separation. If the individual is re-employed as a Part-Time Associate, Casual Associate or Temporary Associate after the Separation from Service, the following rules apply.

(A)	If the individual was an Eligible Associate before the Separation from Service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)

If the individual was not an Eligible Associate before the Separation from Service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(b), including the 1,000 Hours of Service requirement therein. Hours of Service that were credited to the Associate prior to the Separation from Service shall be taken into account for purposes of applying such 1,000 Hours of Service requirement.

For purposes of (A) and (B) above, the special rule in Section 2.1(f) shall apply.

(iii)	Temporary Associate After the Separation. If the individual is re-employed as a Temporary Associate after the Separation from Service, the following rules apply.

(A)

If the individual was an Eligible Associate before the Separation from Service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)	If the individual was not an Eligible Associate before the Separation from Service, the individual will not be eligible to become an Eligible Associate while a Temporary Associate.

For purposes of (A) and (B) above, the special rule in Section 2.1(f) shall apply.

(c)	Temporary Associate Who Has a Separation from Service. If a Temporary Associate has a Separation from Service and later resumes employment, the rules in this subsection (c) apply.

(i)

Full-Time Associate After the Separation. If the individual is re-employed as a Full-Time Associate after the Separation from Service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(a).

(ii)

Part-Time or Casual Associate After the Separation. If the individual is re-employed as a Part-Time Associate, Casual Associate or Temporary Associate after the Separation from Service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(b), including the 1,000 Hours of Service requirement therein. Hours of

Service that were credited to the Associate prior to the Separation from Service shall be taken into account for purposes of applying such 1,000 Hours of Service requirement.

(iii)

Temporary Associate After the Separation. If the individual is re-employed as a Temporary Associate after the Separation, the individual will not be eligible to become an Eligible Associate while a Temporary Associate.”

II.

Section 3.2(a) of the Plan is amended to read as follows:

“(a)

Plan’s Percentage Limit for Regular Pre-Tax Contributions. Subject to a special limitation for certain highly paid Associates in subsection (c) below, each Participant who is an Eligible Associate may elect to reduce his or her Eligible Pay for a pay period by at least 1% and not more than 75% in whole percentages, and have that amount contributed to the Trust by the Employer as a Pre-tax Contribution. A separate rule applies to Age 50 Catch-up Contributions, which are addressed in subsection (d) below. “15%” replaced “75%” and was in effect from January 1, 1999 through December 31, 2008 and “10%” was in effect before January 1, 1999.”

III.

Section 3.3 of the Plan is amended to read as follows:

“3.3    Matching Contributions.

The Employer shall make discretionary Matching Contributions to the Matching Contributions Accounts of each Participant in the Plan who makes Pre-tax Contributions, subject to the following rules, and subject to Articles XIII (Code § 415) and XIV (nondiscrimination).

(a)

Post-2008 Eligibility Rule for Matching Contributions. To be eligible to receive Matching Contributions, a Participant must complete the one-year eligibility requirement in paragraph (i) below, the quarterly entry date requirement in paragraph (ii) below, and the June 30/December 31 requirement in paragraph (iii) below.

(i)

One-Year Eligibility Requirement. The Participant must complete a year of eligibility service, which means a 365-day period of service commencing on the Associate’s Employment Commencement Date (or Reemployment Commencement Date) and ending on the next Service Cutoff Date. Separate periods of service shall be aggregated in calculating years of eligibility service. A Participant’s period of service shall include a Period of Severance that lasts no more than 12 consecutive months.

(ii)

Quarterly Entry Date. The Participant will be eligible to receive Matching Contributions with respect to Pre-tax Contributions the Participant makes in pay periods that begin after the calendar quarter in which the Participant meets the one-year eligibility requirement in paragraph (i) above, subject to the remainder of this paragraph and paragraph (iii) below. To provide for this, the Plan will have January 1, April 1, July 1 and October 1 entry dates for the Plan’s matching contribution feature that will occur in each Plan Year beginning on and after January 1, 2009. Ordinarily an Associate must be employed by an Employer on an applicable entry date to enter on that date into eligibility for matching contributions. However, if an Associate would have entered into eligibility on an entry date (but for having terminated service prior to such date), then the Associate will enter into eligibility for matching contributions (subject to paragraph (iii) below) immediately on the date of the Associate’s rehire into a position that is eligible to make Pre-tax Contributions to the Plan.

(iii)	June 30/December 31 Employment.

(A)

January 1 to June 30. To receive an allocation of Matching Contributions with respect to eligible Pre-tax Contributions that a Participant makes between January 1 and June 30 of a calendar year, the Participant must be an Associate on June 30 of that calendar year.

(B)

July 1 to December 31. To receive an allocation of Matching Contributions with respect to eligible Pre-tax Contributions that a Participant makes between July 1 and December 31 of a calendar year, the Participant must be an Associate on December 31 of that calendar year.

This subsection (a) does not apply with respect to Pre-tax Contributions made before January 1, 2009.

(b)

Matching Contribution Formula. Matching Contributions on behalf of each Participant shall equal 50% of the Participant’s Pre-tax Contributions made from pay checks paid during a calendar half, i.e., January 1 to June 30, or July 1 to December 31 (excluding Age 50 Catch-up Contributions) that do not exceed 6% of the Participant’s Eligible Pay from such pay checks (i.e., the maximum Pre-tax Contribution is 3% of Eligible Pay that is paid in the calendar half). Effective before January 1, 2009, “pay period” shall replace “calendar half” every time it is used in this subsection (b).

(i)	Applicable Percentage for 1997 to 2003. “100%” shall replace “50%” in the preceding sentence, effective only for Pre-tax Contributions beginning

May 1, 1997 and ending with the last pay period beginning on or before August 1, 2003.

(ii)

Pre-August 2, 2003 Requirement for Williams-Sonoma Inc. Stock Fund. A Participant’s Pre-tax Contributions are eligible for Matching Contributions regardless of how such Participant’s Pre-tax Contributions are invested. Notwithstanding the foregoing, effective for pay periods that began on or before August 1, 2003, a Participant’s Pre-tax Contributions were eligible for Matching Contributions only to the extent they were invested in the Williams-Sonoma Inc. Stock Fund.

(c)	Timing of Matching Contributions.

(i)

The Company shall make such Matching Contributions at such times as may be determined by the Plan Administrator in its discretion (provided that such times shall be substantially uniform among all Participants).

(ii)

A Participant’s Matching Contribution is made solely on the basis of the measuring periods specified in subsection (b) above (or paragraph (iii) below) and is not made with reference to Pre-tax Contributions for the full Plan Year.

(iii)	Before the Effective Date, the Company could use a quarterly or other measuring period instead of the pay period.

(d)

Excess Deferrals and Excess Contributions. Notwithstanding anything in this Section to the contrary, Matching Contributions will be forfeited to the extent they are made with respect to Pre-tax Contributions which are Excess Deferrals or Excess Contributions. For this purpose, any Excess Deferrals and Excess Contributions are deemed to have been made with respect to Pre-tax Contributions that are not otherwise eligible for Matching Contributions to the maximum extent possible, pursuant to rules determined by the Plan Administrator.

(e)	Changes in Matching Contributions Formula. The Company shall have the authority to change the Matching Contributions formula at any time.”

IV.

Section 12.7 of the Plan is hereby amended in its entirety, to read as follows:

“12.7  Indemnification.

(a)

Indemnification Generally. The Company shall indemnify, to the full extent permitted by law and without regard to any limit on indemnification not in this Section 12.7, any current or former employee of the Company, who acted in good faith, for liabilities (including, but not limited to, attorneys’ fees) related to actions and inactions that occur in carrying out his or her responsibilities related to the Plan.

(b)

Indemnification Procedure. To be indemnified under subsection (a) above, the current or former employee shall promptly submit to the Company notice of the claim, charge or other proceeding against him or her (“Proceeding”) and provide a copy of any materials that have been received in connection with the Proceeding. The failure to provide reasonably prompt notice shall not relieve the Company of its indemnification obligation under subsection (a) above, unless such failure is prejudicial to the Company. Upon receipt of such notice, the Company may choose to assume the affected individual’s defense of such Proceeding by giving written notice to the affected individual of the Company’s decision to do so. If the Company assumes the defense, indemnification under subsection (a) above shall not be available for any fees or expenses of separately retained counsel subsequently incurred by the affected individual in connection with the same Proceeding (except to the extent that such counsel is necessary because of a conflict between the affected individual and the Company). Further, as a condition to indemnification, each current or former employee must cooperate with the Company and its counsel in all reasonable respects in the investigation, mediation, settlement, trial, appeal and other aspects of any Proceeding for which indemnification is sought hereunder, and any settlement of a Proceeding by a current or former employee must be consented to by the Company in writing, which the Company shall not unreasonably withhold.

(c)

Exceptions to Indemnification. Notwithstanding any other provision of this Section 12.7, the Company shall not indemnify any current or former employee pursuant to subsection (a) under the following circumstances:

(i)

No Duplication: To the extent the current or former employee receives payment for amounts (otherwise indemnifiable hereunder) pursuant to: (i) a liability insurance policy maintained by the Company; (ii) the Company’s Articles of Incorporation or Bylaws; (iii) any provision of federal, state or local law that results in payments from the Company or the Plan; or (iv) any other agreement or right that results in payments from the Company or the Plan.

(ii)

No Section 16(b) Claims: For expenses and the payment of profits arising from the current or former employee’s purchase and sale of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute.”

In all other respects, the terms and provisions of the Plan remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed this 6th day of November, 2008.

WILLIAMS-SONOMA, INC.

By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President, Chief Operating and Chief Financial Officer (in her role as head of Human Resources)